EXHIBIT 5.2
July 14, 2011
Brown Shoe Company Inc.
8300 Maryland Avenue
St. Louis, MO 63105
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102
Ladies & Gentlemen:
     We have acted as special Pennsylvania counsel to Brown Group Retail, Inc., a Pennsylvania corporation (“Brown Retail”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Brown Shoe Company, Inc., a New York corporation (the “Company”), and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the offer by the Company (the “Exchange Offer”) to exchange $200,000,000 in aggregate principal amount of its 7 1/8% Senior Notes due 2019 (the “Exchange Notes”) for $200,000,000 in aggregate principal amount of the Company’s issued and outstanding 7 1/8% Senior Notes due 2019 (the “Original Notes”), together with the guarantee thereof by the Guarantors (as defined below) under the Indenture, dated as of May 11, 2011 (the “Indenture”), among the Company, the Guarantors (as defined below) and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”). Brown Retail, Brown Shoe International Corp., a Delaware corporation, Brown Shoe Company of Canada Ltd, a Canadian corporation, Sidney Rich Associates, Inc., a Missouri corporation, Buster Brown & Co., a Missouri corporation, Bennett Footwear Group LLC, a Delaware limited liability company, Shoes.com, Inc., a Delaware corporation, Edelman Shoe, Inc., a Delaware corporation, American Sporting Goods Corporation, a Delaware corporation, and The Basketball Marketing Company, Inc., a Delaware corporation are collectively referred to as the “Guarantors.”
     We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees (as defined below), or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions pursuant to Pennsylvania law.

Brown Shoe Company Inc.
Bryan Cave LLP
July 14, 2011

     In connection herewith, we have examined:
     (1) an executed copy of the Indenture, including the Guarantees of the Exchange Notes (each, a “Guarantee”) provided for therein;
     (2) the form of the Exchange Notes;
     (3) the articles of incorporation of Brown Retail and all amendments thereto, as certified by the Secretary of Brown Retail (the “Charter”);
     (4) the By laws of Brown Retail, as provided to us by Brown Retail (together with the Charter, the “Organizational Documents”);
     (5) a subsistence certificate for Brown Retail issued by the Secretary of the Commonwealth of Pennsylvania on July 11, 2011 (the “Subsistence Certificate”); and
     (6) a certificate of the Secretary of Brown Retail certifying as to certain matters, including its Organizational Documents, resolutions and incumbency of officers.
     For purposes of this opinion letter, we have not reviewed any documents other than the foregoing. In particular, we have not reviewed any document that is referred to in or incorporated by reference into the Registration Statement. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Indenture and certificates and statements of appropriate representatives of Brown Retail.
     In connection herewith, we have assumed that, other than with respect to Brown Retail, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed, with your permission, that the Trustee has duly authenticated the Original Notes and will, prior to issuance thereof, authenticate the Exchange Notes.

Brown Shoe Company Inc.
Bryan Cave LLP
July 14, 2011

     Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. Based solely on the Subsistence Certificate, Brown Retail was duly incorporated and remains subsisting under the laws of the Commonwealth of Pennsylvania.
     2. The execution and delivery by Brown Retail of the Indenture and the performance by Brown Retail of its obligations thereunder are within its corporate power and have been duly authorized by all necessary corporate action on the part of Brown Retail.
     3. The Indenture has been duly executed and delivered by Brown Retail.
     In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     The opinions set forth herein reflect only the application of applicable Pennsylvania law. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of the law of any other jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions set forth herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.
     We do not render any opinions except as set forth above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the filing of copies of this opinion as an exhibit to the Registration Statement with agencies of such states as is deemed necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,
/s/ Cozen O’Connor
COZEN O’CONNOR